Exhibit 99.1

TeraWulf Announces Third Quarter 2022 Results and Provides Operational Updates

Q3 2022 Operating Capacity >1.5 EH/s with 117 Bitcoin Self-Mined
Operational Ramp Continues with BTC Self-Mined in October 2022 Exceeding Total for Q3 2022

EASTON, Md.--(BUSINESS WIRE)--November 14, 2022--TeraWulf Inc. (Nasdaq: WULF) (“TeraWulf” or the “Company”), which owns and operates vertically integrated, domestic bitcoin mining facilities powered by more than 91% zero-carbon energy, today reported financial results for its third quarter ended September 30, 2022 and provided certain operational updates.

Third Quarter 2022 and Recent Operational and Financial Highlights

  Expanded operational miner fleet to 14,968 miners for a hash rate capacity of 1.5 EH/s, comprised of approximately 0.9 EH/s of self-mining and 0.6 EH/s of hosted mining. This follows the August 2022 full energization of Building 1 (50 MW) at the Company’s Lake Mariner facility in New York, bringing online capacity to 60 MW.
  Further increased self-mining at Lake Mariner in October 2022 with the installation of 3,000 Bitmain Technologies Limited (“Bitmain”) S19 XP miners, bringing its self-mining hash rate to 1.3 EH/s.
  Procured approximately 12,450 additional miners from Bitmain for delivery in October 2022 through February 2023 by utilizing deposits from previously cancelled miner orders. The Company did not incur additional payment obligations to Bitmain.
  Raised $17 million of new capital, comprised of $9.5 million of equity from existing investors and $7.5 million of incremental proceeds under the Company’s Term Loan.
  Reached agreement with a subsidiary of Talen Energy Corp. (“Talen”) to amend their joint venture agreement for the 200 MW Nautilus Cryptomine facility in Pennsylvania, bringing TeraWulf’s stake in the facility to 25% and right-sizing TeraWulf’s miners and infrastructure to enable maximum utilization of its 50 MW share of contracted power at $0.02 per kilowatt hour. The Company does not expect any material infrastructure related capital expenditures to be required going forward.
  Generated revenue of $3.9 million and produced 117 self-mined Bitcoin during the three-month period ended September 30, 2022. The Company has self-mined 119 Bitcoin in October 2022, a 76% increase over September 2022, and the strong upward trajectory continues into November 2022.
  Remains on target to deliver 160 MW of operational capacity and 4.0 EH/s of self-mining in Q1 2023.

Management Commentary

“The successful energization of Building 1 at Lake Mariner is a significant milestone for TeraWulf. During the third quarter we significantly ramped our self-mining capacity and we continue to deploy new miners every month,” said Paul Prager, Co-Founder and Chief Executive Officer of TeraWulf. “While we have experienced early headwinds from the prolonged market downturn, we remain confident that our vertically integrated, low-cost infrastructure will enable superior resiliency through market cycles.”

Nazar Khan, Co-Founder and Chief Operating Officer stated, “We are excited about the opportunities ahead for the two low energy cost, zero-carbon mining facilities that we are building, and the continued expansion of our operating capacity to 160 MW. Our team continues to execute and adapt to the challenging market conditions, and our priority remains delivering high quality, low-cost digital infrastructure that is scalable and delivers long-term value to our shareholders.”

“During the initial commissioning and ramp of mining operations at Lake Mariner, we had non-recurring startup events that led to elevated power costs during the period. As we ramp operations, our power prices are now more in-line with our expectations and we expect power costs per Bitcoin mined will be reduced by approximately 50% at the Lake Mariner facility in October 2022,” added Nazar Khan.

Hash Rate Growth

During the third quarter 2022, TeraWulf successfully energized the 50-MW Building 1 at its wholly owned Lake Mariner mining facility in New York, bringing total online capacity to 60 MW. Construction activities on Building 2 – also 50 MW – are substantially complete and the Company expects to achieve total capacity of 110 MW at the Lake Mariner facility in the first quarter of 2023. The Company is currently operating 11,000 miners (1.3 EH/s) for self-mining and has procured 9,000 additional miners (2.3 EH/s) for proprietary mining at the New York facility. Upon energization of Building 2, the Company will have capacity for approximately 34,000 miners at the Lake Mariner site. TeraWulf’s priority is to utilize open capacity (currently approximately 14,000 slots) in Building 2 for self-mining, but will continue to evaluate hosting arrangements that leverage the Company’s vertical integration and optimize capital efficiency.

The Nautilus Cryptomine facility in Pennsylvania, which has access to an initial 200 MW of mining capacity from Talen’s 2.3 GW Susquehanna Nuclear Station, with an option for an incremental 100 MW, is in the final stages of construction and is projected to begin mining in December 2022. Pursuant to the recent Nautilus JV amendment, TeraWulf’s 25% stake preserves the benefit of its 50 MW of mining capacity at $0.02 per kilowatt hour, which is among the lowest power prices in the sector. The Company has received or procured approximately 15,000 miners (approximately 1.7 EH/s) to fill its 50-MW share of the Nautilus Cryptomine facility.

TeraWulf continues to target achieving a total of approximately 5.8 EH/s of operational mining capacity across its two mining facilities in Q1 2023.

Liquidity and Capital Resources

As of September 30, 2022, TeraWulf’s liquidity was approximately $4.5 million and the Company had approximately $138.5 million of Term Loan principal outstanding.

In October 2022, the Company raised $17.0 million of new capital, comprised of $9.5 million of equity from existing investors and $7.5 million of incremental proceeds under the Company’s Term Loan.

The Company is undertaking a cost reduction initiative with the objective of identifying meaningful run-rate savings that should benefit its cost structure in 2023 compared to 2022.

Third Quarter and Estimated October 2022 Financial Results

Key Metrics	2Q 2022	3Q 2022	October 2022 (Est.)
Bitcoin (Self-Mined)	29	117	119
Revenue (Self-Mined)	$1.0 million	$2.4 million	$2.3 million
Revenue per Bitcoin	$34,103	$20,657	$19,646
Power Cost per Bitcoin *	$15,365	$20,732	$10,290

* Reflects self-mining and hosting operations and is offset by demand response revenue, as applicable.

Revenue in the third quarter of 2022 increased 179% to $3.9 million compared to $1.4 million the second quarter of 2022. The increase is primarily the result of the significant deployment of miners following the energization of Building 1 at the Lake Mariner facility in August 2022.

Cost of Revenue as a percentage of Revenue increased to 134% compared to 43% in the second quarter of 2022, primarily driven by higher than normal power costs during the commencement and rapid expansion of mining operations at Lake Mariner. NYISO Zone A power prices in August and September 2022 were more than 80% higher than the prior year driven by higher gas prices, lengthy transmission outages, and unprecedented heatwaves. The increase in power cost was moderately offset by revenue from demand response programs. The Company curtailed approximately 413,224 kilowatt hours between July and September, enabling Lake Mariner to serve as a resource by putting energy back into the grid during times of high demand.

Cost of Operations in the third quarter of 2022 increased 40% to $12.1 million compared to $8.6 million in the second quarter of 2022. The increase of $3.4 million was primarily driven by an increase in Selling, General and Administrative expenses of $2.1 million over the second quarter of 2022 due to increased legal, professional, and advisory fees as the Company scales and finances its operations.

Loss Before Income Tax and Equity in Net Loss of Investee for the third quarter of 2022 was $(20.6) million compared to $(12.0) million for the second quarter of 2022.

About TeraWulf

TeraWulf (Nasdaq: WULF) owns and operates vertically integrated environmentally clean bitcoin mining facilities in the United States. Led by an experienced group of energy entrepreneurs, the Company is currently operating and constructing two mining facilities, Lake Mariner in New York, and Nautilus Cryptomine in Pennsylvania, with the objective of 800 MW of mining capacity deployed by 2025. TeraWulf generates domestically produced bitcoin powered by nuclear, hydro, and solar energy with a goal of utilizing 100% zero-carbon energy. With a core focus of ESG that ties directly to its business success, TeraWulf expects to offer attractive mining economics at an industrial scale.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements concerning anticipated future events and expectations that are not historical facts. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “goal,” “target,” “aim,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of TeraWulf’s management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including, among others: (1) conditions in the cryptocurrency mining industry, including fluctuation in the market pricing of bitcoin and other cryptocurrencies, and the economics of cryptocurrency mining, including as to variables or factors affecting the cost, efficiency and profitability of cryptocurrency mining; (2) competition among the various providers of cryptocurrency mining services; (3) changes in applicable laws, regulations and/or permits affecting TeraWulf’s operations or the industries in which it operates, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining; (4) the ability to implement certain business objectives and to timely and cost-effectively execute integrated projects; (5) failure to obtain adequate financing on a timely basis and/or on acceptable terms with regard to growth strategies or operations; (6) loss of public confidence in bitcoin or other cryptocurrencies and the potential for cryptocurrency market manipulation; (7) the potential of cybercrime, money-laundering, malware infections and phishing and/or loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage (and the costs associated with any of the foregoing); (8) the availability, delivery schedule and cost of equipment necessary to maintain and grow the business and operations of TeraWulf, including mining equipment and infrastructure equipment meeting the technical or other specifications required to achieve its growth strategy; (9) employment workforce factors, including the loss of key employees; (10) litigation relating to TeraWulf, IKONICS and/or the business combination; (11) the ability to recognize the anticipated objectives and benefits of the business combination; and (12) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. TeraWulf does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.

Contacts

Company:
Sandy Harrison
harrison@terawulf.com
(410) 770-9500